Contact:	Stephen H. Gordon	Chairman & CEO	Telephone:	(949) 585-7500
	Christopher G. Hagerty	EVP & CFO	Facsimile:	(949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES RECORD FOURTH
QUARTER EARNINGS OF $0.36 PER SHARE ON NET INCOME OF $20.2 MILLION

– Company Increases Cash Dividend 20% to $0.06 per Share –
– Announces Addition to the NASDAQ Financial 100 Index –

EPS grows 89% from Fourth Quarter 2003 and 13% from Third Quarter 2004
Net Income Increases 229% from Fourth Quarter 2003 and 12% from Third Quarter 2004
Tangible Book Value per Share Grows 62% from December 31, 2003 and 6% from September 30, 2004

– $541 Million of Total Loan Originations and
$496 Million of Core Loan Originations –
–Total Loan Origination Pipeline Expands 41% to a Record $497 Million,
Core Loan Origination Pipeline Expands 50% to a Record $483 Million, –
– Return on Average Tangible Equity Increases to 31.55% –
– Return on Average Tangible Assets Increases to 1.73% –
– Efficiency Ratio Declines to 28.13% –

IRVINE, CA – January 24, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), the holding company for Commercial Capital Bank (the “Bank”), announced today record net income of $20.2 million, or $0.36 per diluted share, for the fourth quarter of 2004, increases of 229% and 89%, respectively, from $6.2 million or $0.19 per diluted share, for the fourth quarter of 2003. Additionally, the Company announced today that it has increased its cash dividend 20% to $0.06 per share to be paid on March 4, 2005 to shareholders of record on February 18, 2005 and that it has been added to the NASDAQ Financial 100 Index. The Company’s net income for the year ended December 31, 2004 was a record $56.3 million, or $1.21 per diluted share, increases of 175% and 83%, respectively, from $20.4 million or $0.66 per diluted share, for the year ended December 31, 2003. The Company’s return on average equity (“ROAE”) and return on average assets (“ROAA”) for the fourth quarter of 2004 were 13.06% and 1.61%, respectively, compared to 24.83% and 1.56% for the fourth quarter of 2003, respectively. The Company’s return on average tangible equity and return on average tangible assets for the fourth quarter of 2004 increased to 31.55% and 1.73%, respectively, compared to 28.59% and 1.57% for the fourth quarter of 2003, respectively. The Company’s equity to assets and tangible equity to assets ratios at December 31, 2004 increased to 12.44% and 5.21%, respectively, from 12.26% and 4.94% at September 30, 2004, and 5.92% and 5.17% at December 31, 2003. The Company’s ROAE and ROAA for the year ended December 31, 2004 were 14.25% and 1.55%, respectively, compared to 22.69% and 1.57% for the year ended December 31, 2003, respectively. Return on average tangible equity increased to 31.14% for the year ended December 31, 2004, compared to 26.53% for the year ended December 31, 2003. The Company’s financial results for the fourth quarter and year ended December 31, 2004 include the effects of the acquisition of Hawthorne Financial Corporation (“Hawthorne”), which closed on June 4, 2004. The financial data for periods prior to June 4, 2004 do not include the impact of the Hawthorne acquisition.

1/15

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “In early 2004, the Company embarked on the next phase of becoming a premier, niche focused, California-based banking franchise. In June of 2004, the Company completed the acquisition of Hawthorne Financial Corporation. During the second half of 2004, the Company successfully completed the corporate and systems integration and achieved the projected cost savings significantly ahead of schedule. The Company also successfully repositioned the composition of both the loan and deposit portfolios, while driving its efficiency ratio back down to 28%, all while generating returns on tangible equity in excess of 30%. The Company enters 2005 poised for significant growth and profitability, with a record loan origination pipeline, growing capital ratios, total assets of over $5 billion, excellent asset quality, 21 banking offices, dividends being paid to shareholders and a market cap that has grown to $1.3 billion. Additionally, the Company is proud of the recognition of having just been added to the NASDAQ Financial 100 Index.” Gordon continued, “The mission for 2005 is clear: continued focus and discipline while executing on our efficient, niche growth plan which is generating strong returns for our shareholders.”

($ in 000’s, except per share data)	Q4 2004	Q3 2004	Q4 2003	Year Ended 12/31/2004	Year Ended 12/31/2003

Net income	$20,234	$18,004	$6,158	$56,262	$20,429
Basic EPS[1]	0.37	0.34	0.21	1.29	0.70
Diluted EPS[1]	0.36	0.32	0.19	1.21	0.66
Net interest income	38,468	37,877	12,363	113,022	41,234
Net interest margin	3.38%	3.49%	3.23%	3.40%	3.30%
Total revenues	$67,083	$60,602	$20,859	$187,723	$75,343
ROAA	1.61%	1.50%	1.56%	1.55%	1.57%
ROAA - tangible	1.73	1.62	1.57	1.65	1.59
ROAE	13.06	12.02	24.83	14.25	22.69
ROAE - tangible	31.55	30.55	28.59	31.14	26.53
Efficiency ratio	28.13	30.59	25.82	28.09	28.06
Core loan originations[2]	$495,730	$544,953	$274,884	$1,689,702	$959,182

Some of the Company’s fourth quarter 2004 highlights and achievements include:

•

The Company entered the fourth quarter of 2004 with a core loan origination pipeline of $322 million and total loan origination pipeline of $353 million. The Company’s core loan originations were $495.7 million during the fourth quarter of 2004, a decrease of 9% and an increase of 80% from $545.0 million and $274.9 million for the third quarter of 2004 and fourth quarter of 2003, respectively. The Company’s total loan originations were $540.8 million during the fourth quarter of 2004, a decrease of 7% and an increase of 78% from $583.2 million and $304.0 million for the third quarter of 2004 and fourth quarter of 2003, respectively.

•

The Company entered the first quarter of 2005 with a record core loan origination pipeline of $483 million at December 31, 2004, and a record total loan origination pipeline of $497 million, increases of 50% and 41%, respectively, from that which it entered the fourth quarter of 2004. The Company projects significant loan originations volume during the first quarter driven by strong volumes of adjustable rate core loan originations tied to market sensitive indices, with the Company’s loan origination pipeline rates floating with market interest rates.

•

The Company successfully remixed the composition of its loan portfolio during the quarter ended December 31, 2004, completing the sale of $166.3 million of lower coupon, intermediate duration single family hybrid loans, and other lower coupon single family loans. These loans were replaced by the Company’s core loan originations during the quarter resulting in multi-family and commercial real estate loans increasing to 71% of total loans, while single family loans were reduced to 21% of total loans. The Company’s multi-family loans held for investment portfolio grew during the fourth quarter of 2004 at an annualized rate of 29% to $2.40 billion at December 31, 2004. At December 31, 2004, the weighted average months to reset or maturity on the Company’s loans held for investment portfolio shortened to 12 months, compared to 13 months at September 30, 2004.

•

The Company’s allowance for loan losses was 0.93% of net loans held for investment at December 31, 2004, compared to 0.94% at September 30, 2004, and 0.37% at December 31, 2003. The Company determined that a provision for loan losses was not required for the fourth quarter of 2004 based on the asset quality review completed during the quarter. Nonperforming assets totaled $6.4 million, or 0.13% of total assets, at December 31, 2004, compared to $5.1 million, or 0.10% of total assets, at September 30, 2004. At December 31, 2004, the allowance for loan losses totaled 572% of nonperforming assets.

2/15

•

The Company continued to successfully remix the composition of its deposits, with transaction account balances increasing to 55% of total deposits at December 31, 2004, compared to 52% at September 30, 2004 and 50% at June 30, 2004. Business deposits increased to 29% of total transaction deposits at December 31, 2004, compared to 22% at September 30, 2004 and 19% at June 30, 2004.

•

The Company’s equity to assets and tangible equity to assets ratios increased to 12.44% and 5.21% at December 31, 2004, respectively, compared to 12.26% and 4.94% at September 30, 2004, respectively, and compared to 5.92% and 5.17% at December 31, 2003, respectively. The Company’s tangible equity to tangible assets ratio increased to 5.62% at December 31, 2004, compared to 5.33% and 5.20% at September 30, 2004 and December 31, 2003, respectively.

•

The Company’s book value per share increased to $11.47 at December 31, 2004, compared to $11.20 and $3.41 at September 30, 2004 and December 31, 2003, respectively. The Company’s tangible book value per share increased 6% to $4.80 at December 31, 2004 from $4.51 at September 30, 2004, and 62% from $2.97 at December 31, 2003.

•

The Company’s total revenues, defined as interest income plus noninterest income, increased 11% to $67.1 million for the fourth quarter of 2004, from $60.6 million for the third quarter of 2004, and 222% from $20.9 million for the fourth quarter of 2003.

•	The Company’s net income increased 12% to $20.2 million for the fourth quarter of 2004, from $18.0 million for the third quarter of 2004, and 229% from $6.2 million for the fourth quarter of 2003.
•

The Company’s noninterest income, which during the fourth quarter of 2004 was comprised primarily of loan related fees, mortgage banking fees and gains on the sale of loans, as well as retail banking fees and other fees, increased 85% and 367% to $6.7 million, compared to $3.6 million and $1.4 million for the third quarter of 2004 and fourth quarter of 2003, respectively.

•

The Company’s general and administrative expenses to average assets was 1.01% for the fourth quarter of 2004, compared to 1.05% and 0.90% for the third quarter of 2004 and fourth quarter of 2003, respectively. The Company’s efficiency ratio was 28.13% for the fourth quarter of 2004, compared to 30.59% and 25.82% for the third quarter of 2004 and fourth quarter of 2003, respectively.

•

In May 2004, the Company announced that its Board of Directors had authorized the repurchase of up to 2.5% of the Company’s proforma shares outstanding, giving effect to the Hawthorne acquisition, not to exceed $20 million in value. At December 31, 2004, the Company had repurchased a total of 831,700 shares at an average price of $19.12, of which 174,300 shares were purchased during the fourth quarter at an average price of $21.85. The Company’s share repurchase authorization remains in effect.

•

The Company was the 27th largest thrift in the country, and sixth largest in California, according to September 30, 2004 data from SNL Financial. The Bank was the fastest growing savings institution in California for the 36-month period ended September 30, 2004, according to data available from the FDIC website www.fdic.gov. Additionally, the Company was the third largest originator of multi-family loans in California for the 12-month period ended September 30, 2004, according to information available from Dataquick Information Systems.

NET INTEREST INCOME

The Company’s net interest income increased 211% and 174% to $38.5 million and $113.0 million for the fourth quarter and year ended December 31, 2004, respectively, from $12.4 million and $41.2 million for the fourth quarter and year ended December 31, 2003, respectively. The Company’s net interest margin decreased 11 basis points to 3.38% for the fourth quarter of 2004, compared to 3.49% for the third quarter of 2004 and increased 15 basis points compared to 3.23% for the fourth quarter of 2003. The Company’s net interest spread decreased 13 basis points to 3.26% for the fourth quarter of 2004, compared to 3.39% for the third quarter of 2004 and increased ten basis points compared to 3.16% for the fourth quarter of 2003.

3/15

The Company’s yield on interest-earning assets increased five basis points to 5.30% for the fourth quarter of 2004, compared to 5.25% for the third quarter of 2004. The Company’s yield on total loans increased six basis points to 5.47% for the fourth quarter of 2004 compared to 5.41% for the third quarter of 2004. The Company’s cost of interest-bearing liabilities increased 18 basis points to 2.04% for the fourth quarter of 2004, compared to 1.86%, for the third quarter of 2004. The Company’s cost of interest-bearing deposits increased 14 basis points to 1.71% for the fourth quarter of 2004, compared to 1.57% for the third quarter of 2004. The Company’s cost of funds, including the effect of noninterest-bearing deposits, increased 18 basis points to 2.00% for the fourth quarter of 2004, compared to 1.82% for the third quarter of 2004.

NONINTEREST INCOME

Noninterest income increased 367% and 65% to $6.7 million and $15.1 million for the fourth quarter and year ended December 31, 2004, respectively, from $1.4 million and $9.2 million for the fourth quarter and year ended December 31, 2003, respectively. Loan and retail banking fee income increased 388% and 384% to $2.1 million and $6.5 million for the fourth quarter and year ended December 31, 2004, respectively, from $438,000 and $1.4 million for the fourth quarter and year ended December 31, 2003, respectively. The increases in loan related fees compared to the year ago periods were driven by loan prepayment fees of $1.4 million and $4.7 million for the fourth quarter and year ended December 31, 2004, respectively, compared to $381,000 and $1.1 million for the fourth quarter and year ended December 31, 2003, respectively. The Company’s noninterest income included gains on sales of loans and securities of $3.8 million and $6.2 million for the fourth quarter and year ended December 31, 2004, respectively, compared to $680,000 and $6.0 million for the fourth quarter and year ended December 31, 2003, respectively. The Company accelerated the remix of the composition of its loan portfolio by selling $166.3 million of single family residential loans, which resulted in the gain on sale of loans included in noninterest income during the fourth quarter of 2004.

NONINTEREST EXPENSES

The Company’s efficiency ratio was 28.13% and 28.09% for the fourth quarter and year ended December 31, 2004, respectively, compared to 25.82% and 28.06% for the fourth quarter and year ended December 31, 2003, respectively. General and administrative expenses were 1.01% and 0.99% of total average assets for the fourth quarter and year ended December 31, 2004, respectively, compared to 0.90% and 1.09% for the fourth quarter and year ended December 31, 2003, respectively.

The Company’s general and administrative expenses totaled $12.7 million and $36.0 million for the fourth quarter and year ended December 31, 2004, respectively, compared to $3.6 million and $14.1 million for the fourth quarter and year ended December 31, 2003, respectively. The increases during the periods ended December 31, 2004 compared to the periods ended December 31, 2003 are primarily due to higher personnel and operational costs, including occupancy, marketing and insurance costs related to the additional operations from the acquisition of Hawthorne, as well as the growth and maturation of the Company. The Company recorded $203,000 and $464,000 of amortization of the core deposit intangible for the fourth quarter and year ended December 31, 2004, respectively, as a result of the acquisition of Hawthorne. During the fourth quarter of 2004, the Company recorded a $416,000 reduction in its liability on unfunded commitments primarily reflecting the decline in the Company’s unfunded construction loan commitments.

INCOME TAXES

The Company’s effective tax rate was 37.26% and 37.80% for the fourth quarter and year ended December 31, 2004, respectively, compared to 39.49% and 39.33% for the fourth quarter and year ended December 31, 2003, respectively. The reduction of the Company’s effective tax rate during the periods ended December 31, 2004 compared to the year ago periods reflects the realization of low income housing and other tax credits, and the origination of income property loans in enterprise zones that generate certain state tax benefits.

BALANCE SHEET AND CAPITAL

The Company had total consolidated assets of $5.02 billion at December 31, 2004, an increase of 1% and 192% from $4.97 billion and $1.72 billion at September 30, 2004 and December 31, 2003, respectively. Total loans, which include loans held for investment, net of allowances, and loans held for sale totaled $3.91 billion, an increase of 1% and 268% from $3.88 billion and $1.06 billion at September 30, 2004 and December 31, 2003, respectively.

4/15

At December 31, 2004, multi-family loans held for investment totaled $2.40 billion, representing 61% of total loans held for investment, an increase of 7% from $2.24 billion at September 30, 2004. At December 31, 2003, multi-family loans represented 89% of total loans held for investment. The Company anticipates that multi-family loans will increase as a percentage of total loans, as the Company continues to focus on income property lending, as a market leader in its primarily multi-family lending niche.

At December 31, 2004, 57% of the Company’s loans held for investment are tied to an index that adjusts each month or mature within one month, up from 52% at September 30, 2004. In addition, 70% of the Company’s loans held for investment have interest rates scheduled to reset or mature within six months from December 31, 2004 and 71% reset or mature within one year from December 31, 2004, up from 66% and 68%, respectively, at September 30, 2004. The Company’s total loan portfolio had a weighted average duration to reset or maturity of approximately 12 months at December 31, 2004, a decrease from 13 months at September 30, 2004.

The Company’s securities portfolio totaled $491.3 million at December 31, 2004, an increase of 1% and a decrease of 12% from $486.2 million and $560.7 million at September 30, 2004 and December 31, 2003, respectively. Mortgage-backed securities were 10% of total assets at December 31, 2004, well below industry peers, and below the Company’s historic levels, which were 33% and 36% at December 31, 2003 and December 31, 2002, respectively. The Company continues to reinvest cash flows received from the securities portfolio into the Company’s higher yielding, adjustable rate loans, positioning the Company to benefit from anticipated higher market interest rates.

The Company’s deposits totaled $2.26 billion at December 31, 2004, a decrease of 2% and an increase of 250% from $2.30 billion and $645.6 million at September 30, 2004 and December 31, 2003, respectively. Transaction account deposits totaled $1.23 billion at December 31, 2004, an increase of 4% and 217% from $1.19 billion and $388.0 million at September 30, 2004 and December 31, 2003, respectively. Of the Company’s transaction account deposits at December 31, 2004, the majority was from Los Angeles, Orange, Riverside, San Diego, and Ventura counties, with business deposits accounting for $360.3 million or 29% of the total. The Company’s time deposits totaled $1.03 billion at December 31, 2004, compared to $1.11 billion and $257.6 million at September 30, 2004 and December 31, 2003, respectively. The decrease in the Company’s total deposits, primarily through a reduction in the balance of time deposits, reflects the asset/liability decision by the Company to replace higher costing, shorter duration time deposits with transaction account deposits. This strategic decision resulted in transaction accounts equaling approximately 55% of total deposits at December 31, 2004, up from 52% of total deposits at September 30, 2004.

Borrowings totaled $2.09 billion at December 31, 2004, an increase of 3% and 117% from $2.02 billion and $963.3 million at September 30, 2004 and December 31, 2003, respectively. FHLB advances totaled $1.86 billion at December 31, 2004, an increase of 1% and 126% from $1.83 billion and $822.5 million at September 30, 2004 and December 31, 2003, respectively. FHLB borrowings with maturities of greater than one year and less than six years totaled $293.0 million, at December 31, 2004. At December 31, 2004, the Company’s junior subordinated debt issued to its unconsolidated trust subsidiaries totaled $135.1 million, compared to $135.2 million at September 30, 2004, and $52.5 million at December 31, 2003. The increase from December 31, 2003 reflects the additional issuances by the Company and the debt assumed through the acquisition of Hawthorne.

Stockholders’ equity totaled $625.2 million at December 31, 2004, an increase of 3% and 513% from $608.7 million and $102.0 million at September 30, 2004, and December 31, 2003, respectively. Tangible stockholders’ equity totaled $261.9 million, an increase of 7% and 194% from $245.2 million and $89.0 million at September 30, 2004 and December 31, 2003, respectively. The Company’s equity to assets and tangible equity to assets were 12.44% and 5.21% at December 31, 2004, respectively, compared to 12.26% and 4.94% at September 30, 2004, respectively, and compared to 5.92% and 5.17% at December 31, 2003, respectively. The Company’s tangible equity to tangible assets ratio was 5.62% at December 31, 2004, compared to 5.33% and 5.20% at September 30, 2004 and December 31, 2003, respectively. Book value per share totaled $11.47, an increase of 2% and 236% from $11.20 and $3.41 at September 30, 2004, and December 31, 2003, respectively. Tangible book value per share totaled $4.80, an increase of 6% and 62% from $4.51 and $2.97 at September 30, 2004, and December 31, 2003, respectively. The capital ratios of Commercial Capital Bank continued to exceed federal regulatory requirements for classification as a “well-capitalized” institution, the highest regulatory standard. The Bank’s core, tier one risk-based and total risk-based capital ratios are estimated to be 8.01%, 11.11% and 12.21% at December 31, 2004, respectively.

5/15

LOAN ORIGINATIONS

The Company’s core loan originations were $495.7 million during the fourth quarter of 2004, a decrease of 9% and an increase of 80% from $545.0 million and $274.9 million, for the third quarter of 2004 and fourth quarter of 2003, respectively. The Company’s total loan originations, which include loans that were funded through the Company’s strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels, totaled $540.8 million during the fourth quarter of 2004, a decrease of 7% and an increase of 78% from $583.2 million and $304.0 million for the third quarter of 2004 and fourth quarter of 2003, respectively. The Company’s core loan originations increased 76% to a record $1.69 billion during the year ended December 31, 2004, from $959.2 million for the year ended December 31, 2003. The Company’s total loan originations increased 67% to a record $1.85 billion during the year ended December 31, 2004, from $1.11 billion for the year ended December 31, 2003.

The Company’s core loan originations for the fourth quarter of 2004 consisted of $315.6 million of multi-family residential real estate loans, $23.5 million of commercial real estate loans, $110.1 million of single family residential real estate loans, $44.2 million of construction and land loans, and $2.3 million of business and other loans. During the fourth quarter of 2004, purchase transactions represented 53% of the Company’s core multi-family originations, 55% of core single family residential originations and 64% of the core commercial real estate loan originations, while refinance transactions were 47%, 45% and 36%, respectively. The Company’s core multi-family originations during the fourth quarter of 2004 had at origination an average loan size of $1.8 million, loan-to-value (“LTV”) of 67.5% and debt coverage ratio (“DCR”) of 1.23 to 1. The Company’s core commercial real estate originations during the fourth quarter of 2004 had at origination an average loan size of $2.1 million, LTV of 62.2% and DCR of 1.32 to 1. The Company’s core single family loan originations during the fourth quarter of 2004 had at origination an average loan size of $1.0 million, and LTV of 63.5%. Of the Company’s $495.7 million of core loan originations during the fourth quarter of 2004, 98% were adjustable rate loans, of which 81% reprice within one year. The Company’s focus on adjustable rate lending continues to create a greater degree of asset sensitivity, as reflected in the previously stated portfolio weighted average duration to reset or maturity of 12 months at December 31, 2004.

The value of loans in the Company’s total loan pipeline increased 41% and 132% to a record $497 million at December 31, 2004, compared to $353 million and $214 million at September 30, 2004 and December 31, 2003, respectively. The value of loans in the Company’s core loan pipeline increased 50% and 193% to a record $483 million at December 31, 2004, compared to $322 million and $165 million at September 30, 2004 and December 31, 2003, respectively. The Company projects significant interest-earning asset growth during the first quarter of 2005 driven by strong volumes of adjustable rate, core loan originations.

PORTFOLIO ASSET QUALITY

The Company’s asset quality review, performed during the fourth quarter of 2004, was based on its asset classification process, which the Company applied to the acquired Hawthorne loan portfolio. The Company used this current information, along with other qualitative and quantitative factors, updated industry and peer comparison data to calculate the allowance for loan losses. This review indicated that a provision for loan losses for the fourth quarter of 2004 was not required and that the allowance for loan losses is adequate to cover losses inherent in the loan portfolio. Future additions to the allowance for loan losses may be required as a result of the factors described below.

Management establishes the allowance for loan losses commencing with the credit quality and historical performance of the Company’s multi-family, commercial real estate, single family residential, construction, and land loan portfolios, which accounts for virtually all of the loan portfolio. The Company’s overall asset quality remains sound, as supported by its internal risk rating process of a more seasoned multi-family, commercial real estate and single family residential loan portfolio.

The allowance for loan losses is derived by analyzing the historical loss experience and asset quality within each loan portfolio segment, along with assessing qualitative environmental factors, and correlating it with the delinquency and classification status for each portfolio segment. Management utilizes a loan grading system with five classification categories, including assets classified as Pass, based upon credit risk characteristics and categorizes each loan asset by risk grade allowing for a more consistent review of similar loan assets. Management has also evaluated the loss exposure of classified loans, which are reviewed individually based on the evaluation of the cash flow, collateral, other sources of repayment, guarantors and any other relevant factors to determine the inherent loss potential in the credit.

6/15

Management considers the following qualitative environmental factors in determining the allocated loss factors when analyzing the allowance for loan losses: the levels of and trends in past due, non-accrual and impaired loans; levels of and trends in charge-offs and recoveries; the trend in volume and terms of loans; the effects of changes in credit concentrations; the effects of changes in risk selection and underwriting standards, and other changes in lending policies, procedures and practices; the experience, ability and depth of management and other relevant staff; national and local economic trends and conditions; and industry conditions.

The overall adequacy of the allowance for loan losses is reviewed by the Bank’s Internal Asset Review Committee on a quarterly basis and submitted to the Board of Directors for approval. The Internal Asset Review Committee’s responsibilities consist of risk management, as well as problem loan management, which include ensuring proper risk grading of all loans and analysis of specific allocations for all classified loans.

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine (3), Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and lending offices, located in Corte Madera, Burlingame, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and San Diego, California, with plans to open banking offices in San Mateo, California in early 2005, and Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended September 30, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended September 30, 2004 (source: www.fdic.gov).

CONFERENCE CALL AND WEBCAST INFORMATION

Analysts and investors may listen to a discussion of the fourth quarter of 2004 performance and participate in the question/answer session either by dialing the phone number listed below, or through viewing a live video webcast of the discussion accessed through a link on the home page of the Company’s website at www.commercialcapital.com. The multimedia webcast enables participants to listen to the discussion and simultaneously view the video broadcast, tables, charts, an outline of the performance highlights, and submit questions for live response from the hosts. Windows Media player is required for viewing the video webcast. Interested parties can download the slide presentation from the Company’s website prior to the start of the call. It is recommended that participants dial into the call, or log in to the webcast, approximately 5 to 10 minutes prior to the event.

Conference Call	Webcast
Date: Monday, January 24, 2005	Date: Monday, January 24, 2005
Time: 7:00 a.m. PST (10:00 a.m. EST)	Time: 7:00 a.m. PST (10:00 a.m. EST)
Phone Number (800) 299-9086	Webcast URL: www.commercialcapital.com
International Dial-in Number (617) 786-2903	Windows Media player is required
Access Code: 20745033

Replay Information: for those who are unable to participate in the call or webcast live, an archive of the webcast will be available on the Company’s website at www.commercialcapital.com beginning approximately 2 hours following the end of the call. To listen to the call replay dial (888) 286-8010, or for international callers dial (617) 801-6888, the access code for either replay number is 89916471. The webcast archive and call replay will be available until March 6, 2005

This press release and the aforementioned webcast may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

______________

1 Per share data has been adjusted to reflect the 4-for-3 stock split completed on February 20, 2004.

2 The Company defines core loan originations to exclude those loan originations funded through its strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels.

7/15

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, except per share data)

	Dec. 31, 2004	Dec. 31, 2003

ASSETS

Cash and Bank Accounts	$16,961	$4,066
Fed Funds	—	—
Securities
MBS - Available For Sale	491,265	560,629
Other Investments - Available For Sale	—	100

Total Securities	491,265	560,729
FHLB Stock	96,046	41,517
Loans Held for Investment
Single Family	841,818	3,193
Multi-family	2,396,788	935,063
Commercial Real Estate	420,015	108,560
Construction Loans	225,058	—
Land	56,308	—

Total Real Estate Loans	3,939,987	1,046,816
Business and Other Loans	16,360	5,711

Total Loans	3,956,347	1,052,527
Net Deferred Fees, Premiums and Discounts	(5,708)	(953)
Allowance for Loan Losses	(36,835)	(3,942)

Total Loans Held for Investment, Net	3,913,804	1,047,632
Loans Held for Sale	976	14,893
Fixed Assets - Net	10,318	1,534
Foreclosed Assets	—	—
Accrued Interest Receivable	17,120	6,827
Goodwill	357,367	13,035
Core Deposit Intangible	5,902	—
Bank-Owned Life Insurance	46,277	17,925
Other Assets	67,888	14,981

TOTAL ASSETS	$5,023,924	$1,723,139

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits
Demand Deposits - Noninterest-Bearing	$97,931	$12,125
Demand Deposits - Interest-Bearing	78,003	942
Money Market Checking	473,344	372,273
Money Market Savings	245,306	—
Savings	336,474	2,700

Total Transaction Deposits	1,231,058	388,040
Retail Time Deposits	932,562	189,566
Broker Time Deposits	93,161	67,990

Total Time Deposits	1,025,723	257,556

Total Deposits	2,256,781	645,596
Borrowings
FHLB Advances	1,856,349	822,519
Repurchase Agreements / Fed Funds	101,000	74,475
Junior Subordinated Debentures (1)	135,079	—
Trust Preferred Securities (1)	—	52,500
Warehouse Line of Credit	—	13,794

Total Borrowings	2,092,428	963,288
Other Liabilities	49,499	12,213

TOTAL LIABILITIES	4,398,708	1,621,097

STOCKHOLDERS’ EQUITY	625,216	102,042

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,023,924	$1,723,139

Operating Data
Performance Ratios and Other Data:	Dec. 31, 2004	Dec. 31, 2003

Equity to assets at end of period	12.44%	5.92%
Tangible equity to assets at end of period	5.21	5.17
Tangible equity to tangible assets at end of period	5.62	5.20
Nonperforming assets	$6,443	$129
Nonperforming assets to total assets	0.13%	0.01%
Allowance for loan losses to loans held for investment at end of period	0.93	0.37
Allowance for loan losses to nonaccrual loans	572	3,056
Per Share Data
Common shares outstanding at end of period (2)	54,519,579	29,956,372
Book value per share (2)	$11.47	$3.41
Tangible book value per share (2)	4.80	2.97

(1) The Company adopted FIN46R on January 1, 2004, which deconsolidated the trust subsidiaries and changes the classification of the related debt from trust preferred securities to junior subordinated debentures.

(2) Per share data has been adjusted to reflect 4-for-3 stock split on February 20, 2004.

8/15

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data)

	THREE MONTHS ENDED
	Dec. 31, 2004	Dec. 31, 2003
Interest Income
Loans	$54,221	$13,593
Securities	5,285	5,435
FHLB Stock	860	382
Fed Funds and Other	27	15
Total Interest Income	60,393	19,425
Interest Expense
Deposits	9,174	2,880
FHLB Advances	10,717	3,362
Repurchase Agreements / Fed Funds	264	179
Junior Subordinated Debentures	1,770	—
Trust Preferred Securities	—	534
Warehouse Line of Credit	—	107
Total Interest Expense	21,925	7,062
Net Interest Income	38,468	12,363
Provision for Loan Losses	—	—
Net Interest Income after Provision for Loan Losses	38,468	12,363
Noninterest Income
Gain on Sale of Loans	3,809	424
Mortgage Banking Fees	122	136
Loan Related Fees	1,591	404
Retail Banking Fees	546	34
Other Income	622	180
Gain on Sale of Securities	—	256
Total Noninterest Income	6,690	1,434

Noninterest Expenses
Compensation and Benefits	6,120	2,008
Severance	—	—
Non-Cash Stock Compensation	29	—
Occupancy and Equipment	2,096	334
Merger-Related	282	—
Other	4,178	1,220
Total G&A Expenses	12,705	3,562
Early Extinguishment of Debt	—	58
Amortization of Core Deposit Intangible	203	—
Total Noninterest Expenses	12,908	3,620
Income Before Taxes	32,250	10,177
Income Tax Expense	12,016	4,019
Net Income	$20,234	$6,158

Operating Data Performance Ratios and Other Data:	THREE MONTHS ENDED
	Dec. 31, 2004	Dec. 31, 2003
Earnings per share - Basic (1)	$0.37		$0.21
Earnings per share - Diluted (1)	0.36		0.19
Weighted average shares outstanding — Basic (1)	54,399,694		29,917,584
Weighted average shares outstanding — Diluted (1)	56,947,525		32,007,081
Return on average assets	1.61%		1.56%
Return on average tangible assets	1.73		1.57
Return on average stockholders’ equity	13.06		24.83
Return on average tangible stockholders’ equity	31.55		28.59
Interest rate spread	3.26		3.16
Net interest margin	3.38		3.23
Efficiency ratio	28.13		25.82
G&A to average assets	1.01		0.90
Effective tax rate	37.26		39.49
Total loan originations	$540,783		$304,039
Core loan originations (2)	495,730		274,884
Broker/conduit originations	45,053		29,155
Core loan originations retained	494,642		257,289
Percent of core loan originations retained	100%		94%
Net Charge-offs <Recoveries>	$11	$	<4>

(1) Per share data has been adjusted to reflect the 4-for-3 stock split on February 20, 2004.

(2) The Company defines core loan originations to exclude those loan originations funded through its strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels.

9/15

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data)

	YEAR ENDED

	Dec. 31, 2004	Dec. 31, 2003

Interest Income
Loans	$146,685	$43,878
Securities	23,058	21,005
FHLB Stock	2,811	1,240
Fed Funds and Other	82	51

Total Interest Income	172,636	66,174
Interest Expense
Deposits	26,137	10,099
FHLB Advances	27,731	10,975
Repurchase Agreements / Fed Funds	653	1,108
Junior Subordinated Debentures	5,005	—
Trust Preferred Securities	—	1,876
Warehouse Line of Credit	88	882

Total Interest Expense	59,614	24,940

Net Interest Income	113,022	41,234
Provision for Loan Losses	—	1,286

Net Interest Income after Provision for Loan Losses	113,022	39,948
Noninterest Income
Gain on Sale of Loans	4,022	2,168
Mortgage Banking Fees	566	740
Loan Related Fees	5,194	1,265
Retail Banking Fees	1,347	86
Other Income	1,806	1,095
Gain on Sale of Securities	2,152	3,815

Total Noninterest Income	15,087	9,169
Noninterest Expenses
Compensation and Benefits	17,930	7,658
Severance	—	671
Non-Cash Stock Compensation	117	353
Occupancy and Equipment	5,301	1,178
Merger-Related	1,196	—
Other	11,440	4,285

Total G&A Expenses	35,984	14,145
Early Extinguishment of Debt	1,204	1,301
Amortization of Core Deposit Intangible	464	—

Total Noninterest Expenses	37,652	15,446

Income Before Taxes	90,457	33,671
Income Tax Expense	34,195	13,242

Net Income	$56,262	$20,429

Operating Data Performance Ratios and Other Data:	YEAR ENDED

	Dec. 31, 2004		Dec. 31, 2003

Earnings per share - Basic (1)		$1.29	$0.70
Earnings per share - Diluted (1)		1.21	0.66
Weighted average shares outstanding — Basic (1)		43,749,774	29,329,289
Weighted average shares outstanding — Diluted (1)		46,351,889	31,111,208
Return on average assets		1.55%	1.57%
Return on average tangible assets		1.65	1.59
Return on average stockholders’ equity		14.25	22.69
Return on average tangible stockholders’ equity		31.14	26.53
Interest rate spread		3.29	3.21
Net interest margin		3.40	3.30
Efficiency ratio		28.09	28.06
G&A to average assets		0.99	1.09
Effective tax rate		37.80	39.33
Total loan originations		$1,850,029	$1,109,502
Core loan originations (2)		1,689,702	959,182
Broker/conduit originations		160,327	150,320
Core loan originations retained		1,685,892	768,009
Percent of core loan originations retained		100%	80%
Net Charge-offs <Recoveries>	$	<8>	$60

(1) Per share data has been adjusted to reflect the 4-for-3 stock split on February 20, 2004.

(2) The Company defines core loan originations to exclude those loan originations funded through its strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels.

10/15

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, except per share data)

	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	Mar. 31, 2004	Dec. 31, 2003

ASSETS

Cash and Bank Accounts	$16,961	$20,445	$18,379	$7,897	$4,066
Fed Funds	—	—	—	64,000	—
Securities
MBS - Available For Sale	491,265	486,120	499,746	506,682	560,629
Other Investments - Available For Sale	—	100	100	100	100

Total Securities	491,265	486,220	499,846	506,782	560,729
FHLB Stock	96,046	86,147	85,543	48,475	41,517
Loans Held for Investment
Single Family	841,818	957,825	924,238	2,882	3,193
Multi-family	2,396,788	2,235,427	2,065,938	1,045,651	935,063
Commercial Real Estate	420,015	435,075	427,898	146,329	108,560
Construction Loans	225,058	213,656	216,926	—	—
Land	56,308	55,786	51,637	—	—

Total Real Estate Loans	3,939,987	3,897,769	3,686,637	1,194,862	1,046,816
Business and Other Loans	16,360	13,399	12,926	7,094	5,711

Total Loans	3,956,347	3,911,168	3,699,563	1,201,956	1,052,527
Net Deferred Fees, Premiums and Discounts	(5,708)	(11,740)	(14,801)	(1,087)	(953)
Allowance for Loan Losses	(36,835)	(36,846)	(36,831)	(3,944)	(3,942)

Total Loans Held for Investment, Net	3,913,804	3,862,582	3,647,931	1,196,925	1,047,632
Loans Held for Sale	976	17,620	983	3,079	14,893
Fixed Assets - Net	10,318	9,989	8,441	1,784	1,534
Foreclosed Assets	—	—	—	—	—
Accrued Interest Receivable	17,120	16,819	16,897	7,626	6,827
Goodwill	357,367	357,367	357,367	13,035	13,035
Core Deposit Intangible	5,902	6,105	6,308	—	—
Bank-Owned Life Insurance	46,277	46,270	45,843	18,130	17,925
Other Assets	67,888	57,212	56,312	91,923	14,981

TOTAL ASSETS	$5,023,924	$4,966,776	$4,743,850	$1,959,656	$1,723,139

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits
Demand Deposits - Noninterest-Bearing	$97,931	$92,950	$92,627	$35,959	$12,125
Demand Deposits - Interest-Bearing	78,003	80,267	88,922	1,084	942
Money Market Checking	473,344	419,760	450,317	441,595	372,273
Money Market Savings	245,306	298,165	386,836	—	—
Savings	336,474	293,905	198,063	3,105	2,700

Total Transaction Deposits	1,231,058	1,185,047	1,216,765	481,743	388,040
Retail Time Deposits	932,562	1,040,634	1,154,211	186,597	189,566
Broker Time Deposits	93,161	72,961	72,961	67,960	67,990

Total Time Deposits	1,025,723	1,113,595	1,227,172	254,557	257,556

Total Deposits	2,256,781	2,298,642	2,443,937	736,300	645,596
Borrowings
FHLB Advances	1,856,349	1,831,798	1,550,770	970,477	822,519
Repurchase Agreements / Fed Funds	101,000	57,000	—	58,502	74,475
Junior Subordinated Debentures (1)	135,079	135,225	135,370	64,435	—
Trust Preferred Securities (1)	—	—	—	—	52,500
Warehouse Line of Credit	—	—	—	2,100	13,794

Total Borrowings	2,092,428	2,024,023	1,686,140	1,095,514	963,288
Other Liabilities	49,499	35,403	30,952	14,082	12,213

TOTAL LIABILITIES	4,398,708	4,358,068	4,161,029	1,845,896	1,621,097

STOCKHOLDERS’ EQUITY	625,216	608,708	582,821	113,760	102,042

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,023,924	$4,966,776	$4,743,850	$1,959,656	$1,723,139

Operating Data Performance Ratios and Other Data:
	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	Mar. 31, 2004	Dec. 31, 2003

Equity to assets at end of period	12.44%	12.26%	12.29%	5.81%	5.92%
Tangible equity to assets at end of period	5.21	4.94	4.62	5.14	5.17
Tangible equity to tangible assets at end of period	5.62	5.33	5.00	5.17	5.20
Nonperforming assets	$6,443	$5,095	$5,255	$75	$129
Nonperforming assets to total assets	0.13%	0.10%	0.11%	0.00%	0.01%
Allowance for loan losses to loans held for investment at end of period	0.93	0.94	1.00	0.33	0.37
Allowance for loan losses to nonaccrual loans	572	723	701	5,259	3,056
Per Share Data
Common shares outstanding at end of period (2)	54,519,579	54,361,762	53,126,308	30,100,472	29,956,372
Book value per share (2)	$11.47	$11.20	$10.97	$3.78	$3.41
Tangible book value per share (2)	4.80	4.51	4.13	3.35	2.97

(1) The Company adopted FIN46R on January 1, 2004, which deconsolidated the trust subsidiaries and changes the classification of the related debt from trust preferred securities to junior subordinated debentures.

(2) Per share data has been adjusted to reflect the 4-for-3 stock split on February 20, 2004.

11/15

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data)

	THREE MONTHS ENDED

	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	Mar. 31, 2004	Dec. 31, 2003

Interest Income
Loans	$54,221	$50,777	$26,647	$15,041	$13,593
Securities	5,285	5,301	6,301	6,170	5,435
FHLB Stock	860	891	662	399	382
Fed Funds and Other	27	18	16	20	15

Total Interest Income	60,393	56,987	33,626	21,630	19,425
Interest Expense
Deposits	9,174	9,060	4,815	3,088	2,880
FHLB Advances	10,717	8,345	4,774	3,895	3,362
Repurchase Agreements / Fed Funds	264	94	139	156	179
Junior Subordinated Debentures	1,770	1,611	986	638	—
Trust Preferred Securities	—	—	—	—	534
Warehouse Line of Credit	—	—	37	51	107

Total Interest Expense	21,925	19,110	10,751	7,828	7,062

Net Interest Income	38,468	37,877	22,875	13,802	12,363
Provision for Loan Losses	—	—	—	—	—

Net Interest Income after Provision for Loan Losses	38,468	37,877	22,875	13,802	12,363
Noninterest Income
Gain on Sale of Loans	3,809	72	4	138	424
Mortgage Banking Fees	122	137	194	112	136
Loan Related Fees	1,591	2,217	977	410	404
Retail Banking Fees	546	588	186	27	34
Other Income	622	601	345	238	180
Gain on Sale of Securities	—	—	1,259	893	256

Total Noninterest Income	6,690	3,615	2,965	1,818	1,434

Noninterest Expenses
Compensation and Benefits	6,120	6,148	3,452	2,210	2,008
Severance	—	—	—	—	—
Non-Cash Stock Compensation	29	29	29	29	—
Occupancy and Equipment	2,096	2,131	713	361	334
Merger-Related	282	494	420	—	—
Other	4,178	3,892	1,933	1,439	1,220

Total G&A Expenses	12,705	12,694	6,547	4,039	3,562
Early Extinguishment of Debt	—	—	1,204	—	58
Amortization of Core Deposit Intangible	203	203	58	—	—

Total Noninterest Expenses	12,908	12,897	7,809	4,039	3,620

Income Before Taxes	32,250	28,595	18,031	11,581	10,177
Income Tax Expense	12,016	10,591	7,108	4,480	4,019

Net Income	$20,234	$18,004	$10,923	$7,101	$6,158

Operating Data Performance Ratios and Other Data:	THREE MONTHS ENDED

	Dec. 31, 2004	Sept. 30, 2004		June 30, 2004		Mar. 31, 2004		Dec. 31, 2003

Earnings per share - Basic (1)	$0.37		$0.34		$0.30		$0.24		$0.21
Earnings per share - Diluted (1)	0.36		0.32		0.28		0.22		0.19
Weighted average shares outstanding — Basic (1)	54,399,694		53,625,568		36,729,282		30,018,996		29,917,584
Weighted average shares outstanding — Diluted (1)	56,947,525		56,824,595		39,194,351		32,215,530		32,007,081
Return on average assets	1.61%		1.50%		1.57%		1.56%		1.56%
Return on average tangible assets	1.73		1.62		1.63		1.57		1.57
Return on average stockholders’ equity	13.06		12.02		17.66		26.30		24.83
Return on average tangible stockholders’ equity	31.55		30.55		32.58		29.91		28.59
Interest rate spread	3.26		3.39		3.41		3.03		3.16
Net interest margin	3.38		3.49		3.51		3.14		3.23
Efficiency ratio	28.13		30.59		25.34		25.86		25.82
G&A to average assets	1.01		1.05		0.94		0.89		0.90
Effective tax rate	37.26		37.04		39.42		38.68		39.49
Total loan originations	$540,783		$583,184		$466,690		$259,372		$304,039
Core loan originations (2)	495,730		544,953		418,916		230,103		274,884
Broker/conduit originations	45,053		38,231		47,774		29,269		29,155
Core loan originations retained	494,642		542,434		420,988		227,828		257,289
Percent of core loan originations retained	100%		100%		100%		99%		94%
Net Charge-offs <Recoveries>	$11	$	<15>	$	<2>	$	<2>	$	<4>

(1) Per share data has been adjusted to reflect the 4-for-3 stock split on February 20, 2004.

(2) The Company defines core loan originations to exclude those loan originations funded through its strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels.

12/15

COMMERCIAL CAPITAL BANCORP, INC.
Average Balances, Net Interest Income, Yields Earned and Rates Paid
(Dollars in Thousands)

	THREE MONTHS ENDED DEC. 31,

	2004			2003

	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Interest-Earning Assets:
Total Loans(1)	$3,965,200	$54,221	5.47%	$981,061	$13,593	5.54%
Securities(2)	492,297	5,285	4.29	508,182	5,435	4.28
FHLB Stock	92,491	860	3.72	37,592	382	4.06
Cash and Cash Equivalents(3)	4,880	27	2.21	6,032	15	0.99

Total Interest-Earning Assets	4,554,868	60,393	5.30	1,532,867	19,425	5.07
Noninterest-Earning Assets	475,741			47,125

Total Assets	$5,030,609			$1,579,992

Interest-Bearing Liabilities:
Deposits:
Transaction Accounts(4)	$1,084,645	4,534	1.66	$351,022	1,769	2.00
Certificates of Deposits	1,049,900	4,640	1.76	255,785	1,111	1.72

Total Deposits	2,134,545	9,174	1.71	606,807	2,880	1.88
FHLB Advances	1,945,610	10,717	2.19	733,854	3,362	1.82
Repurchase Agreements / Fed Funds	52,248	264	2.01	61,282	179	1.16
Trust Preferred Securities / Junior Subordinated Debentures	135,175	1,770	5.21	43,898	534	4.83
Warehouse Line of Credit	—	—	—	19,833	107	2.14

Total Interest-Bearing Liabilities	4,267,578	21,925	2.04	1,465,674	7,062	1.91

Noninterest-Bearing Deposits	98,828			10,845
Other Noninterest-Bearing Liabilities	44,302			4,279

Total Liabilities	4,410,708			1,480,798
Stockholders’ Equity	619,901			99,194

Total Liabilities and Stockholders’ Equity	$5,030,609			$1,579,992

Net Interest-Earning Assets	$287,290			$67,193

Net Interest Income/Interest Rate Spread		$38,468	3.26%		$12,363	3.16%

Net Interest Margin			3.38%			3.23%

(1) The average balance of loans receivable includes loans held for sale and is presented without reduction for the allowance for loan losses.

(2) Consists of mortgage-backed securities and U.S. government securities which are classified as available-for-sale, excluding the unrealized gains or losses on these securities.

(3) Consists of cash in interest-earning accounts and federal funds sold.

(4) Consists of savings, money market accounts and other interest-bearing deposits.

13/15

COMMERCIAL CAPITAL BANCORP, INC.
Average Balances, Net Interest Income, Yields Earned and Rates Paid
(Dollars in Thousands)

	YEAR ENDED DEC. 31,

	2004			2003

	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Interest-Earning Assets:
Total Loans(1)	$2,706,840	$146,685	5.42%	$751,004	$43,878	5.84%
Securities(2)	537,505	23,058	4.29	463,319	21,005	4.53
FHLB Stock	70,565	2,811	3.98	28,459	1,240	4.36
Cash and Cash Equivalents(3)	5,703	82	1.44	5,014	51	1.02

Total Interest-Earning Assets	3,320,613	172,636	5.20	1,247,796	66,174	5.30
Noninterest-Earning Assets	300,211			50,128

Total Assets	$3,620,824			$1,297,924

Interest-Bearing Liabilities:
Deposits:
Transaction Accounts(4)	$818,594	13,864	1.69	$278,354	6,050	2.17
Certificates of Deposits	757,734	12,273	1.62	209,913	4,049	1.93

Total Deposits	1,576,328	26,137	1.66	488,267	10,099	2.07
FHLB Advances	1,398,274	27,731	1.98	544,944	10,975	2.01
Repurchase Agreements / Fed Funds	45,378	653	1.44	86,686	1,108	1.28
Trust Preferred Securities / Junior Subordinated Debentures	102,372	5,005	4.89	37,349	1,876	5.02
Warehouse Line of Credit	4,089	88	2.15	35,533	882	2.48

Total Interest-Bearing Liabilities	3,126,441	59,614	1.91	1,192,779	24,940	2.09

Noninterest-Bearing Deposits	71,884			8,649
Other Noninterest-Bearing Liabilities	27,678			6,472

Total Liabilities	3,226,003			1,207,900
Stockholders’ Equity	394,821			90,024

Total Liabilities and Stockholders’ Equity	$3,620,824			$1,297,924

Net Interest-Earning Assets	$194,172			$55,017

Net Interest Income/Interest Rate Spread		$113,022	3.29%		$41,234	3.21%

Net Interest Margin			3.40%			3.30%

(1) The average balance of loans receivable includes loans held for sale and is presented without reduction for the allowance for loan losses.

(2) Consists of mortgage-backed securities and U.S. government securities which are classified as available-for-sale, excluding the unrealized gains or losses on these securities.

(3) Consists of cash in interest-earning accounts and federal funds sold.

(4) Consists of savings, money market accounts and other interest-bearing deposits.

14/15

COMMERCIAL CAPITAL BANCORP, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in Thousands, except per share data)

The following tables provide a reconciliation of the Company’s reported net interest margin and net interest spread compared to adjusted net interest margin and net interest spread excluding the net effect of the amortization or accretion of premiums or discounts resulting from the purchase accounting adjustments due to the Hawthorne acquisition:

	4Q 2004 As Reported			Excluding Premium/Discount Effect		4Q 2004 Adjusted

	Average Balance	Interest	Avg. Yield/Cost	Average Balance	Interest	Average Balance	Interest	Avg. Yield/Cost

Total Interest-Earning Assets	$4,554,868	$60,393	5.30%	$11,643	$(2,400)	$4,566,511	$57,993	5.08%
Total Interest-Bearing Liabilities	4,267,578	21,925	2.04%	(4,893)	962	4,262,685	22,887	2.14%

Net Interest Income/Interest Rate Spread		$38,468	3.26%		$(3,362)		$35,106	2.94%
Net Interest Margin			3.38%					3.08%
	3Q 2004 As Reported			Excluding Premium/Discount Effect		3Q 2004 Adjusted

	Average Balance	Interest	Avg. Yield/Cost	Average Balance	Interest	Average Balance	Interest	Avg. Yield/Cost

Total Interest-Earning Assets	$4,339,744	$56,987	5.25%	$13,660	$(1,434)	$4,353,404	$55,553	5.10%
Total Interest-Bearing Liabilities	4,079,424	19,110	1.86%	(6,103)	1,295	4,073,321	20,405	1.99%

Net Interest Income/Interest Rate Spread		$37,877	3.39%		$(2,729)		$35,148	3.11%
Net Interest Margin			3.49%					3.23%

15/15